                                                                   Exhibit No. 5

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 Avenue of the Americas
                          New York, New York 10019-6064


                                 April 28, 2000


MeriStar Hotels & Resorts, Inc.
1010 Wisconsin Avenue
Washington, D.C. 20007


                         MeriStar Hotels & Resorts, Inc.
                       REGISTRATION STATEMENT ON FORM S-4
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Ladies and Gentlemen:

                  In connection with the above-captioned Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act (the "Rules"), we have been requested by MeriStar Hotels & Resorts, Inc., a Delaware corporation (the "Company"), to furnish our opinion as to the legality of up to 4,548,436 shares of the Company's common stock, par value $0.01 per share (the "Shares"), registered for sale under the Registration Statement.

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"): (i) the Registration Statement, (ii) the Company's Restated Certificate of Incorporation and By-laws, and (iii) records of certain of the Company's corporate proceedings. In addition, we have made those other examinations of law and fact as we deemed relevant and necessary in order to form a basis for our opinions.

                  In our examination of the Documents, we have assumed, without independent investigation, the genuineness of all signatures, the enforceability of the Documents against each party to them, the legal capacity of all individuals who have executed any of the Documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and the authenticity of all the latter documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company.

                  Based on the foregoing, and subject to the stated assumptions, we are of the opinion that (i) the Shares have been duly authorized for issuance and (ii) the Shares, when issued and delivered and paid for as contemplated in the Documents, will be validly issued, fully paid and non-assessable.

                  Our opinions expressed above are limited to the federal laws of the United States and the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware.

Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under them, which are currently in effect.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the captions "Legal Matters" and "Material Federal Income Tax Consequences" in the prospectus included in the Registration Statement. In giving this consent, we do not agree or admit that we come within the category of persons whose consent is required by the Act or the Rules.

                                           Very truly yours,

                                   /s/ Paul, Weiss, Rifkind, Wharton & Garrison
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                                       PAUL, WEISS, RIFKIND, WHARTON & GARRISON